EXHIBIT 19.1

ROCKET COMPANIES, INC.
INSIDER TRADING POLICY
Effective as of February 28, 2025

PURPOSE

This policy pertains to the disclosure of material non-public information (as defined herein) regarding Rocket Companies, Inc. (“Rocket Companies” and, together with its subsidiaries, the “Company”) to trading in securities while in possession of such inside information. It is intended to ensure that all Company Personnel (as defined below) comply with the applicable laws and regulations concerning securities trading, commonly known as “insider trading”. Insider trading and stock tipping, as discussed below, are criminal offenses subject to severe criminal and civil consequences. Any violation of this policy could subject Company Personnel to disciplinary action, up to and including termination. Appropriate judgment should be exercised in connection with all securities trading. Specific questions regarding this policy or applicable law should be directed to the chief or managing counsel of Rocket Companies or a designee.

SCOPE

This policy applies to the Company’s officers, directors, team members, contractors and consultants (collectively, “Company Personnel”). The same restrictions described in this policy that apply to Company Personnel also apply to each Company Personnel’s spouse, minor children and anyone else living in a Company Personnel’s household, partnerships in which Company Personnel are a general partner, trusts of which Company Personnel are a trustee, estates of which Company Personnel are an executor and investment funds or other similar vehicles with which Company Personnel are affiliated (collectively “Related Parties”).

RESPONSIBILITY FOR IMPLEMENTATION

All Company Personnel are responsible for implementation of this policy and are responsible for compliance with this policy by their Related Parties. The chief or managing counsel of Rocket Companies or a designee is specifically responsible for implementing the provisions of this policy described under the heading “Trading Window” below.

DEFINITIONS

“Non-public” information is sometimes referred to as “confidential information” and means information about the Company that is not known to the public-at-large. Information is considered non-public until the information has been widely released (such as through a press release, news wire or a report filed with the U.S. Securities and Exchange Commission, and there has been adequate time for the public to digest that information (generally at least one full trading day after public release of the information, although the timeline may vary depending on the circumstances). Information does not cease to be non-public as a result of being the subject of rumors or other unofficial statements in the marketplace.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Being motivated to buy or sell a stock because of information you possess is an indicator that the information is material. Material information may be positive or negative, and the question of whether particular information is material is subjective, context-dependent and often judged in hindsight. Examples of information that could be material, depending on the particular circumstances at the time of a potential transaction in Company securities, include:

•expected earnings or revenues for a calendar period, as well as Company projections as to future earnings or revenues;
•proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, dispositions or joint ventures;
•purchases or sales of substantial assets;
•actual or threatened major litigation, arbitration or investigations, or developments relating to, or the resolution of, any of the foregoing;
•significant write-downs in assets, increases in reserves or significant changes in liquidity;
•significant expansion or curtailment of operations or restructurings;
•bankruptcies or receiverships;
•a planned offering of securities;
•changes in dividend policy, declaration of a stock split, other significant changes in capital actions, such as share repurchases, and other significant events regarding Company securities;
•changes in credit ratings or outlook;
•a significant business development, including a significant new product or service;
•gain or loss of a key business partner;
•significant changes in Rocket Companies’ board of directors or senior management;
•changes in, or disagreements with, auditors, or a notification from the auditors that a company may no longer rely on their report; or
•a significant cyber incident that has not been disclosed.

The examples above are merely illustrative and are not exhaustive, and other types of information may be material at any particular time depending upon the circumstances.

For purposes of this policy, references to “trading” or to “transactions in Company securities” include purchases or sales of the Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options and market sales to raise cash to fund the exercise of stock options.

STATEMENT OF POLICY

The Company requires all Company Personnel to comply with applicable securities laws. Company Personnel and their Related Parties must never:

1.Buy, sell or engage in other transactions in Company securities at any time on the basis of material non-public information about the Company.

2.Buy or sell securities of other companies at any time on the basis of material non-public information about those companies that Company Personnel become aware of in the course of service or employment with the Company.

3.Disclose material non-public information to any unauthorized persons outside the Company (including family members), commonly known as “tipping.” Company Personnel are prohibited from “tipping” other persons about material non-public information or otherwise making unauthorized disclosures or use of such information, regardless of whether the person profits or intends to profit by such tipping, disclosure or use. You must take steps to prevent the inadvertent disclosure of material non-public information to unauthorized persons outside the Company. If you believe that the disclosure of material non-public information is necessary or appropriate for business reasons, you must consult with the chief or managing counsel of Rocket Companies or a designee to ensure that they concur that such disclosure is necessary, and to ensure that any such disclosure will comply with all applicable laws.

The Company is also prohibited from trading at any time in any Company securities on the basis of material non-public information, consistent with applicable law.

While in possession of material non-public information, Company Personnel and their Related Parties are prohibited from trading in any Company securities as to which Company Personnel and their Related Parties have a “beneficial” or financial interest, or over which a person exercises investment control, including, but not limited to, trades in Company securities made under a team member benefit plan, such as a 401(k) plan. This policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):

•    increasing or decreasing periodic contributions allocated to the purchase of Company securities;

•    intra-plan transfers of an existing balance in or out of Company securities;

•    borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and

•    pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

SPECIFIC RESTRICTIONS

Pledging/Purchasing On Margin, Short Sales and Derivatives:

Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving Company securities, Company Personnel and their Related Parties are subject to additional restrictions in connection with any of the following activities with respect to securities of the Company:

•    Pledging or purchasing Company securities on margin. Although Company Personnel and their Related Parties may pledge Company securities as security for margin accounts, Company Personnel are responsible for ensuring that foreclosure on any such account would not violate this policy and should be aware that sales of such securities could have securities law implications for such Company Personnel.

•    Short sales of Company securities (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This policy is simply expanding this prohibition to cover all team members.

•    Buying or selling puts, calls, options or other short-term derivatives in respect of Company securities. This restriction extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company. Although the Company discourages short-term or speculative hedging transactions, the Company permits long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least six months and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre-clear it in accordance with the pre- clearance procedures described in this policy (even if you are not one of the persons otherwise required to submit your transaction in Company securities to pre- clearance). Because these activities raise issues under the federal securities laws, any person intending to engage in permitted hedging transactions is strongly urged to consult their own legal counsel.

Standing and Limit Orders: Although you are not prohibited from entering into standing or limit orders, you should use extreme caution if you engage in standing or limit orders (other than as established in connection with a 10b5-1 trading plan (as defined below)) since you might become aware of material non-public information after establishing an order. This could lead to inadvertent trading while in possession of material non-public information.

TRADING WINDOW

General:

The Company imposes certain restrictions on specified senior officers, management, directors and team members and their Related Parties when trading in Company securities. These restrictions govern even though the transactions may be permissible under law and apply to the following persons hereafter defined as the “Window Group”:

•    All members of the board of directors of Rocket Companies;

•    All officers and senior executives of the Company, meaning for example, the Chief Executive Officer, the Chairman, the Chief Financial Officer, the President, the Chief Operating Officer, any of the foregoing’s specified direct reports and any other officer subject to Section 16 of the Securities Exchange Act of 1934 (all such officers, “Section 16 Officers”);

•    Certain team members that are a part of accounting, finance and legal teams, as designated by the chief or managing counsel of Rocket Companies or a designee of as a member of the Window Group as such list may be updated from time to time;

•    Any other team members designated by the chief or managing counsel of Rocket companies or a designee as a member of the Window Group as such list may be updated from time to time; and

•    Related Parties of the foregoing.

The Company may close an open trading window or open a closed trading window early at any time, as deemed appropriate by the chief or managing counsel of Rocket Companies or other members of senior management. The chief or managing counsel of Rocket Companies or any designee, in their own discretion, may from time to time remove one or more team members from the Window Group.

Notwithstanding transactions made subject to an approved 10b5-1 trading plan, members of the Window Group and their household and immediate family members may only enter into transactions in Company securities (including option exercises and gifts) during an open trading window that commences one business day after the public release of the Company’s quarterly or annual financial results and ends on the date two weeks before the end of each fiscal quarter. After the close of the trading window, the Window Group and their household and immediate family members may not purchase, sell or otherwise dispose of any of the Company’s securities. The prohibition against trading on the basis of, or tipping of, material non-public information applies even during an open trading window. For example, if during an open trading window you are aware that a material acquisition is pending, you may not trade in the Company’s securities. You should consult the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel whenever you are in doubt.

Notification of Window Group: ln order to assist with compliance with this policy, the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel will deliver an e-mail (or other communication) notifying the Window Group each quarter of the opening and closing of the trading window. Delivery or non-delivery of these e-mails (or other communication) does not relieve the Window Group of their obligation to comply with this policy.

Hardship Exemptions: In the event of exceptional personal hardship, a member of the Window Group may request a hardship exemption from the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel for permission to trade outside the trading window, if the person does not possess any material non-public information and is not otherwise prohibited from trading pursuant to this policy.

PRE-CLEARANCE OF TRADES

During a trading window, all directors and Section 16 Officers and their Related Parties must pre- clear all transactions in Company securities with the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel. Pre-cleared transactions may only be performed during the trading window in which approval was granted and within two business days from the date of approval. If the transaction does not occur during the two-day period after pre- clearance approval was granted, pre-clearance of the transaction must be re-requested. Pre- clearance approval does not constitute legal advice, does not constitute confirmation that you do not possess material non-public information and is not a legal right to trade in Company securities.

RULE 10b5-1 TRADING PLANS

A “10b5-1 trading plan” is a binding, written contract between any individual and his or her broker that (1) specifies the price, amount, and date of trades to be executed in the established broker account in the future, or provides a formula or mechanism that the broker will follow, (2) must not permit the individual to exercise any subsequent influence over how, when or whether the purchases or sales are made and (3) complies with the other requirements set forth in Rule 10b5-1(c). If an individual wishes to trade pursuant to a 10b5-1 trading plan, he or she must obtain the approval of the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel prior to entering into the 10b5-1 trading plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel determines is not consistent with the rules regarding such plans. Notwithstanding any pre-approval of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. In addition, an individual may only enter into the 10b5-1 trading plan during an open trading window and while not in possession of any material non-public information. Any individual who enters into a 10b5-1 trading plan pursuant to the requirements set forth above must also obtain the approval of the chief or managing counsel of Rocket Companies or a designee of the chief or managing counsel to modify or terminate such 10b5-1 trading plan. The Company is required to disclose, on a quarterly basis, whether any director or officer has adopted, modified or terminated a 10b5-1 trading plan.

APPLICATION AFTER TERMINATION

This policy continues to apply after Company Personnel has terminated their employment or other affiliation with the Company for as long as the Company Personnel is aware of material non-public information or until such time as the information is no longer material or non-public.

CONFIDENTIALITY OBLIGATIONS

The restrictions set forth in this policy are designed to avoid misuse of material non-public information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and team member of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No confidential or proprietary information is to be disclosed to any other person with the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position or the Company’s policies.